FOR IMMEDIATE RELEASE

December 19, 2005 Contact:	John Breed Director, Media and Government Relations (713) 209-8835

COOPER INDUSTRIES REACHES AGREEMENT TO RESOLVE ABEX ASBESTOS

LIABILITIES THROUGH FEDERAL-MOGUL BANKRUPTCY TRUST

HOUSTON, TX –December 19 – Cooper Industries, Ltd. (CBE: NYSE) announced today that the Company and other parties involved in the resolution of the Federal-Mogul Corporation (“FMC”) bankruptcy proceeding have reached an agreement regarding Cooper’s participation in Federal-Mogul’s 524 (g) asbestos claimants’ trust. By participating in this trust, Cooper will resolve its liability for asbestos claims arising from Cooper’s former Abex Friction Products business. The proposed settlement agreement is subject to court approval, approval of 75 percent of the current Abex asbestos claimants and certain other approvals. The settlement will resolve more than 38,000 pending Abex claims. Future claims will be resolved through the bankruptcy trust, and Cooper will be protected against future claims by an injunction to be issued by the district court upon plan confirmation.

“Since Federal-Mogul’s bankruptcy process began in October 2001, we have worked tirelessly to bring this matter to a constructive conclusion,” said Kirk Hachigian, chief executive officer and president, Cooper Industries. “At the same time, we have strengthened the Company’s financial position and improved our strategic flexibility. Given the costs of continued litigation, the uncertainty of legislative reforms and the risks inherent in remaining in the tort system, we believe resolving the Abex liabilities through the trust is the preferable option for our shareholders. With this settlement in place, we will have certainty and finality on the Abex liability and can focus management resources on executing our strategic plan.”

The claims to be resolved through the bankruptcy trust relate to the Abex Friction Products business of Cooper’s former Automotive Products segment. Cooper sold its Automotive Products business to FMC in October 1998. Cooper began defending against these claims pursuant to its guaranty obligations to the prior owner of Abex when Federal-Mogul filed a Chapter 11 bankruptcy petition and indicated that it may not honor its indemnity obligations to Cooper.

Key terms and aspects of the Proposed Settlement Agreement

•	Cooper has agreed to pay $130 million in cash into the trust, with $100 million payable upon Federal-Mogul’s emergence from bankruptcy. The remainder will be paid in two $15 million installments due on January 15, 2006 and January 15, 2007, or upon emergence from bankruptcy, if later. Cooper will receive a total of $37.5 million during the funding period from other parties associated with the Federal-Mogul bankruptcy.

•	Cooper will provide the trust 1.4 million shares of the Company’s stock upon Federal-Mogul’s emergence from bankruptcy. The agreement provides that the trust may, during the first year after issuance, sell these shares to Cooper at market prices and, thereafter, in open market transactions.

•	The agreement also provides for further payments by Cooper subject to the amount and timing of insurance proceeds. Cooper has agreed to make 25 annual payments of up to $20 million each reduced by certain insurance proceeds received by the trust. In years that the insurance proceeds exceed $17 million, Cooper will be required to contribute $3 million with the excess insurance proceeds carried over to the next year.

•	Cooper, through Pneumo-Abex LLC, has access to Abex insurance policies with remaining limits on policies with solvent insurers in excess of $800 million. The trust will retain 10 percent of the insurance proceeds for indemnity claims paid by the trust until Cooper’s obligation is satisfied and will retain 15 percent thereafter. The agreement also provides for Cooper to receive the insurance proceeds related to indemnity and defense costs paid prior to the date a stay of current claims is entered by the bankruptcy court.

•	Cooper will also be required to forego certain claims and objections in the Federal-Mogul bankruptcy proceedings. In addition, the parties involved have agreed to petition the court for a stay on all current claims outstanding.

Although the payments related to the settlement could extend to 25 years and the collection of insurance proceeds could extend beyond 25 years, the liability and insurance will be undiscounted on Cooper’s balance sheet as the amount of the actual annual payments is not reasonably predictable. Cooper is in the process of finalizing the amount of insurance recoveries that will be included in the charge to discontinued operations. Cooper anticipates taking an after-tax charge to “loss from discontinued operations” of between $150 million and $225 million in the fourth quarter ended December 31, 2005. The range of the charge to discontinued operations primarily related to insurance recoveries, which in any scenario when finalized will be on the lower end of the range of potential insurance recovery estimates.

In addition to the Company, parties to the agreement include FMC; Federal-Mogul Products, Inc. (“FMP”); the Future Claimants’ Representative for FMC and FMP appointed in the Chapter 11 cases known as In re Federal-Mogul Global Inc., T&N Limited, et al., No. 01-10578, pending in the United States Bankruptcy Court for the District of Delaware; the Official Committee of Asbestos Claimants for FMC and FMP appointed in the Reorganization Cases; Pneumo-Abex LLC; and PCT International Holdings Inc. These parties have agreed to the terms of the proposed settlement agreement.

Teleconference and Webcast

Cooper will hold a conference call on December 19, 2005, at 9:00 a.m. Eastern, to discuss this announcement. Shareholders and other interested parties may listen to the teleconference by calling (866) 825-1692 within the U.S. or (617) 213-8059 for international calls. Please reference pass code 58952187 to access the call. A replay will be available by telephone through December 28, 2005 by dialing (888) 286-8010 within the U.S. or (617) 801-6888 for international calls. Please reference pass code 82647307 to hear the replay.

The teleconference also will be webcast at www.cooperindustries.com in the Investor Center section under “Management Presentations.” An audio replay also will be available on the Internet site through December 28, 2005.

Cooper Industries, Ltd., with 2004 revenues of $4.5 billion, is a global manufacturer of electrical products and tools and hardware. Headquartered in Houston, TX, Cooper has approximately 29,000 employees serving more than 90 locations around the world, and sells products to customers in more than 50 countries. For more information, visit www.cooperindustries.com.